Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

AUGUST 8, 2008

CBRE REALTY FINANCE, INC. ANNOUNCES

SECOND QUARTER 2008 RESULTS

Financial Results and Other Significant Events:

•	Second quarter net income of $0.2 million, or $0.01 per diluted common share;

•	Second quarter AFFO totaled ($65.1) million, or ($2.13) per diluted common share after recording a $59.2 million provision for loan losses in the Company’s $1.3 billion loan portfolio;

•

GAAP book value per diluted common share of $13.14 which includes approximately $5.00 per diluted common share of unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159;

•	Paid off and terminated short-term warehouse facility thereby eliminating margin call risk in the portfolio;

•	Maintained $18.1 million of available cash; and

•	In July 2008, Fitch affirmed all notes issued by the Company’s $600 million collateralized debt obligation (“CDO”).

Hartford, CT, August 8, 2008 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the second quarter ended June 30, 2008.

CBRE Realty Finance reported second quarter net income of $0.2 million, or $0.01 per diluted common share, including a $66.9 million unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159.

Adjusted funds from operations (“AFFO”) for the second quarter of 2008, which exclude the results of discontinued operations and any impact from the application of SFAS 159, was ($65.1) million, or ($2.13) per diluted common share.

Kenneth J. Witkin, president and chief executive officer commented, “We are disappointed in this quarter’s results and the recording of substantial reserves. Though economic conditions have worsened, we are focused on prudently and proactively managing our portfolio and preserving liquidity. We continue to make difficult decisions regarding our existing portfolio to best position the Company for the future.”

Strategic Review Process

Our Board and management team continue to work with Goldman Sachs to carefully evaluate a range of strategic and operational initiatives to enhance shareholder value.

Liquidity and Funding

At June 30, 2008, the Company had $18.6 million of cash and cash equivalents available and $51.9 million of restricted cash. The restricted cash is comprised primarily of $33.9 million of escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $7.8 million of cash available in its two CDOs. In addition, within its second CDO, the Company had available $33.3 million of its $75 million revolving facility specifically designated to fund future financing commitments on its existing loan portfolio. This undrawn capacity covers substantially all of the Company’s future commitments on its loan portfolio.

Loan and CMBS prepayments, sales, and amortization payments totaled $32.3 million during the second quarter of 2008.

At June 30, 2008, the Company had paid off and terminated its warehouse line with Wachovia, reducing the amount outstanding on this facility by $31.1 million since March 31, 2008. The Company’s remaining loan and CMBS investments are either unlevered or are match-funded and term financed through its issuance of $1.36 billion of long-term CDO bonds. The weighted average financing costs of these facilities is approximately 44.4 basis points over the applicable LIBOR benchmarks with reinvestment periods remaining of 2.7 years in its first CDO and 3.7 years in its second CDO.

Operating Results

Loan and CMBS investments generated investment income of $25.1 million and net investment income of $4.5 million for the second quarter compared to $27.8 million and $6.8 million in the first quarter of 2008 respectively. Net investment income represents investment income from the Company’s loan and CMBS investments, less interest expense on the Company’s borrowings related to these investments.

Interest expense on borrowings related to the Company’s loan and CMBS investments was $20.6 million for the second quarter 2008 compared to $21.0 million in the previous quarter and reflects interest expense on $1.36 billion of investment grade notes issued by the Company’s two CDOs, borrowings under the secured warehouse repurchase facility and $50.0 million of trust preferred securities.

At June 30, 2008, the Company’s debt-to-book equity ratio was 3.6x compared to 3.6x at March 31, 2008.

Investment Portfolio

As of June 30, 2008, the Company’s investment portfolio of approximately $1.5 billion in assets consisted of the following:

Investment	Carrying Value (000s)	Number of Investments	Percent of Total Investments	Weighted Average
				Coupon	Yield
Whole loans	$856,205	40	54.1%	6.00%	5.80%
B Notes	218,369	11	13.8%	6.66%	6.99%
Mezzanine loans	260,717	13	16.5%	8.19%	7.89%
CMBS	186,834	67	11.8%	5.41%	7.14%
Joint venture investments	60,907	8	3.8%	N/A	N/A

Total investments before loan loss reserve	1,583,032	139	100.0%
Loan loss reserve	(78,800)

Total investments, net	$1,504,232

Note: CMBS shown net of ($111,277) of unrealized fair value marks

The investment portfolio decreased by $73.9 million since March 31, 2008. The reduction is primarily comprised of $59.2 million of loan loss reserves recognized during the quarter and the sale of one $28.0 million whole loan during the quarter partially offset by a $16.2 million increase in unrealized fair value marks on the CMBS portfolio.

Loan Portfolio

The Company’s loan portfolio (whole loans, B Notes, mezzanine loans) is comprised solely of commercial real estate with no sub-prime exposure.

At June 30, 2008, the Company’s loan portfolio equaled $1.34 billion and consisted of 47.0 percent floating rate and 53.0 percent fixed rate loans, with a weighted average maturity of 2.6 years. The loan portfolio has a weighted average loan-to-value ratio of 69.2 percent compared to 70.0 percent in the previous quarter and is comprised of 67.9 percent first mortgages and 32.1 percent structured debt. The Company’s loan portfolio has loans scheduled to mature without extension options totaling $5.1 million in 2008 and $28.1 million in 2009.

At June 30, 2008, the Company had four loans totaling $102.4 million with a carrying value of $48.5 million that are non-performing. The non-performing assets represent 6.2 percent of total assets. Details of the non-performing loans are as follows:

A $42.8 million B-Note with a carrying value of $31.5 million had a maturity default on December 1, 2007 and is secured by a class A parcel of land in New York City that is intended to be developed into a mixed use retail and residential site. The B-Note was originally due on October 1, 2007 and was extended for 60 days with the sponsor funding an additional $150.0 million of cash equity. Interest on the loan has been paid through December 31, 2007 at the contractual rate. The Company is actively negotiating with the sponsor and lending group to resolve the maturity default.

A $40.0 million mezzanine loan had a maturity default on February 9, 2008 and is collateralized by four class A office properties located in New York City. The sponsor of this investment is also the sponsor of the $42.8 million B-Note investment discussed above. The borrower and lending group for the properties reached a consensual sale agreement that will allow the properties to be sold in an orderly fashion. Based on management’s assessment of the probability of recovery, the Company increased the loan loss reserve to cover its entire position.

A $12.0 million whole loan with a carrying value of $9.5 million is secured by a class B office property located in a suburb of Chicago, Illinois. As of June 30, 2008, the Company has commenced foreclosure proceedings and expects to obtain possession of the property.

A $7.5 million bridge loan secured by development rights to build an office building in the Washington, DC area. The borrower is in the process of completing predevelopment activities and obtaining necessary regulatory approvals to start construction. Interest payments for May and June 2008 have not been received. Subsequent to June 30, 2008, the loan has been extended until April 2009, with interest deferred. No reserve has been recorded on this investment.

At June 30, 2008, the Company had four loans totaling $48.6 million with a carrying value of $23.0 million that are on its watch list. During the second quarter 2008, the Company added three loans totaling $38.1 million with a carrying value of $12.5 million to its watch list. Details of the three loans added to the watch list during the second quarter are as follows:

A $25.0 million mezzanine loan secured by an interest in an apartment complex in New York City. While the loan is current as of June 30, 2008, the borrower has notified the Company that it will cease servicing the debt and has requested significant modifications of the outstanding loans against the property. Based on management’s assessment of the probability of recovery, the Company has recorded a loan loss reserve to cover its entire position.

An $11.0 million whole loan secured by a mixed use office and industrial facility located in Phoenix, Arizona. The facility has been vacant for an extended period of time and interest reserves have been depleted. The borrower is in the process of marketing the building for sale and the loan continues to be current. No reserve has been recorded on this investment.

A $2.1 million bridge loan secured by development rights to build a mixed use office, retail and hotel facility in the Miami, Florida area. The loan matured in June 2008 and, subsequent to June 30, 2008, has been extended until November 2008. The borrower has been delayed in closing on committed construction financing for the development. No reserve has been recorded on this investment.

At June 30, 2008, the Company’s total loan loss reserves were $78.8 million, or 5.0 percent of total investments, relating to the Company’s non-performing and watch list loans totaling $151.0 million.

CMBS Portfolio

At June 30, 2008, the Company’s CMBS portfolio had a carrying value of $186.8 million.

The average vintage of the underlying collateral is 41.8 months with 69.2 percent of the portfolio rated investment grade. The underlying loan delinquency of the portfolio is 0.27 percent compared to the market average of 0.58 percent. The entire CMBS portfolio is term financed within the Company’s two CDOs. For more details on the Company’s CMBS portfolio, please refer to the tables on page 10 of this release.

Joint Venture Investment Portfolio

At June 30, 2008, the Company had $77.8 million invested in eight joint venture equity investments with a carrying value of $60.9 million. The Company continues to explore opportunities to monetize or exit these investments.

Dividends

On June 24, 2008, the Company announced that its Board of Directors declared a cash dividend of $0.10 per share, payable with respect to the quarter ended June 30, 2008. The dividend was paid on July 17, 2008 to stockholders of record as of the close of business on June 30, 2008. The Board of Directors will continually reevaluate operating results, REIT qualification requirements, available tax losses, economic conditions, capital requirements, liquidity, retention of capital and other operating trends when determining future dividends.

Conference Call Details

CBRE Realty Finance will host a conference call on Friday, August 8, 2008, at 9:00 a.m. Eastern Time to discuss second quarter 2008 financial results. The call can be accessed live by dialing 800-922-0755, conference ID 57557868, or by visiting the company’s website at http://www.cbrerealtyfinance.com.

Investors may access a replay by dialing 800-642-1687, conference ID 57557868, which will be available through August 15, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures, such as FFO, and AFFO in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation;

•	unrealized gains or losses on derivative transactions and financial instruments including the impact from the adoption of, and continuing application of, SFAS 159; and

•	results from discontinued operations

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the Company’s ability to begin making investments in the future, availability, terms and deployment of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, the potential derivative shareholder claim and any future litigation that may arise, the ultimate resolution of the Company’s four non-performing loans totaling $102.4 million and the Company’s four Watch List loans totaling $48.6 million, the monetization of the Company’s joint venture investments, the ability to satisfy covenants for our CDO debt, the adequacy of cash reserves and working capital, the outcome of the Company’s exploration of operational and strategic initiatives, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

CBRE Realty Finance, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share and share data)

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2007	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2007
Revenues:
Investment income	$25,148	$29,688	$52,991	$55,228
Property operating income	1,856	1,777	3,669	3,433
Other income	234	2,658	643	3,039

Total revenues	27,238	34,123	57,303	61,700

Expenses:
Interest expense	21,362	23,276	43,230	40,821
Management fees	1,478	2,026	3,088	4,090
Property operating expenses	1,019	1,039	2,173	1,940
Other general and administrative (including $536, $933, $824 and $1,024, respectively of stock-based compensation)	5,519	3,043	9,429	4,837
Depreciation and amortization	435	352	853	1,179
Loss on impairment of asset	—	7,764	—	7,764
Provision for loan losses	59,150	—	59,150	—

Total expenses	88,963	37,500	117,923	60,631

Loss on sale of investment	(2,021)	—	(2,021)	(287)
Unrealized gains (losses) on financial instruments	66,912	(60)	80,065	(167)

Income (loss) from continuing operations before equity in net loss of unconsolidated joint ventures, minority interest, and discontinued operations	3,166	(3,437)	17,424	615
Equity in net loss of unconsolidated joint ventures	(2,971)	(980)	(4,911)	(3,509)

Income (loss) from continuing operations before minority interest and discontinued operations	195	(4,417)	12,513	(2,894)
Minority interest	(17)	(28)	(45)	(80)

Income (loss) from continuing operations	212	(4,389)	12,558	(2,814)
Discontinued Operations:
Operating results from discontinued operations	(15)	(169)	(2,635)	(169)
Gain on sale of investment	—	—	6,780	—

Income (loss) from discontinued operations	(15)	(169)	4,145	(169)

Net income (loss)	$197	$(4,558)	$16,703	$(2,983)

Weighted-average shares outstanding:
Basic weighted average common shares outstanding	30,497,373	30,215,691	30,456,472	30,188,881

Diluted weighted average common shares and common share equivalents outstanding	30,528,943	30,215,691	30,559,664	30,188,881

Basic and diluted earnings per share:
Income (loss) from continuing operations	$0.01	$(0.14)	$0.41	$(0.09)
Income (loss) from discontinued operations	—	(0.01)	0.14	(0.01)

Net income (loss)	$0.01	$(0.15)	$0.55	$(0.10)

Dividends per common share	$0.10	$0.21	$0.25	$0.42

CBRE Realty Finance, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except per share and share data)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets:
Cash & cash equivalents	$18,617	$25,954
Restricted cash	51,890	137,004
Loans and other lending investments, net ($40,979 and $75,129 at fair value, respectively)	1,256,491	1,362,054
Commercial mortgage-backed securities, at fair value	186,834	236,134
Real estate, net	64,919	65,495
Investment in unconsolidated joint ventures	48,878	53,145
Derivative assets, at fair value	124	125
Accrued interest	7,110	9,304
Other assets	25,173	25,658
Assets held for sale	—	154,426

Total assets	$1,660,036	$2,069,299

Liabilities and Stockholders’ Equity:
Liabilities:
Collateralized debt obligations ($250,448 and $0 at fair value, respectively)	$1,075,448	$1,339,500
Repurchase obligations	—	144,183
Mortgage notes payable	54,964	54,899
Note payable	20,485	21,736
Derivative liabilities, at fair value	39,886	40,403
Management fee payable	438	566
Dividends payable	3,088	6,493
Accounts payable and accrued expenses	8,706	8,439
Other liabilities	33,082	39,732
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities, ($22,090 and $0 at fair value, respectively)	22,090	50,000
Liabilities held for sale	—	149,869

Total liabilities	1,258,187	1,855,820

Commitments and contingencies	—	—

Minority interest	618	663

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock par value $.01 per share; 100,000,000 shares authorized, 30,883,100 and 30,920,225 shares issued and outstanding at June 30, 2008 and December 31, 2007 respectively	309	309
Additional paid-in capital	423,099	422,275
Accumulated other comprehensive loss	(41,521)	(106,406)
Retained earnings (Accumulated deficit)	19,344	(103,362)

Total stockholders’ equity	401,231	212,816

Total liabilities and stockholders’ equity	$1,660,036	$2,069,299

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2007	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2007
Funds from operations:
Net income (loss)	$197	$(4,558)	$16,703	$(2,983)
Gain from sale of property - discontinued operations	—	—	(6,780)	—
Real estate depreciation and amortization:
Consolidated partnerships	347	361	674	1,188
Unconsolidated joint ventures	1,259	2,357	3,415	5,525
Discontinued operations	—	85	—	85

Funds from operations	$1,803	$(1,755)	$14,012	$3,815

Adjusted funds from operations:
Amortization of deferred stock-based compensation	536	933	824	1,024
Straight-line rental income - unconsolidated joint ventures	(433)	(209)	(1,030)	(335)
Unrealized (gain) loss on financial instruments	(66,912)	(3)	(80,065)	54
Unrealized loss on financial instruments - unconsolidated joint ventures	77	—	417	—
Fair value lease revenue (SFAS 141)	—	—	—	(11)
Fair value lease revenue (SFAS 141) - unconsolidated joint ventures	(163)	(222)	(326)	(410)
Operating results from discontinued operations	15	84	2,635	84

Adjusted funds from operations	$(65,077)	$(1,172)	$(63,533)	$4,221

Weighted-average shares of common stock outstanding:
Basic	30,497,373	30,215,691	30,456,472	30,188,881

Diluted	30,528,943	30,215,691	30,559,664	30,188,881

FFO share of common stock:
Basic	$0.06	$(0.06)	$0.46	$0.13

Diluted	$0.06	$(0.06)	$0.46	$0.13

AFFO share of common stock:
Basic	$(2.13)	$(0.04)	$(2.09)	$0.14

Diluted	$(2.13)	$(0.04)	$(2.08)	$0.14

CMBS Portfolio by Credit Ratings

Security Description	Market Value (000s)	% of Total	Cumulative %
CMBS Class A or better	$7,215	3.9%	3.9%
CMBS Class BBB	122,135	65.4%	69.2%
CMBS Class BB	39,905	21.4%	90.6%
CMBS Class B	15,803	8.5%	99.0%
CMBS Class NR	1,776	1.0%	100.0%

Total securities available-for-sale	$186,834	100.0%

CMBS Portfolio by Vintage

Security Description	Market Value (000s)	% of Total	Cumulative %
CMBS 1998 Vintage	$7,193	3.8%	3.8%
CMBS 2000 Vintage	8,982	4.8%	8.7%
CMBS 2001 Vintage	7,794	4.2%	12.8%
CMBS 2002 Vintage	9,028	4.8%	17.7%
CMBS 2005 Vintage	52,397	28.0%	45.7%
CMBS 2006 Vintage	84,313	45.1%	90.8%
CMBS 2007 Vintage	17,127	9.2%	100.0%

Total securities available-for-sale	$186,834	100.0%